UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2026

Hallador Energy Company

(Exact name of registrant as specified in its charter)

Colorado	001-34743	84-1014610
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1183 East Canvasback Drive, Terre Haute, Indiana 47802
(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (812) 299-2800.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

  Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Shares, $.01 par value	HNRG	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 – Entry into a Material Definitive Agreement

On September 15, 2026 (the “Closing Date”), Hallador Energy Company (“Hallador” or the “Company”) and its wholly-owned subsidiary, Turtle Creek Gas Holdings, LLC (“Turtle Creek”), each as a co-borrower, jointly and severally liable for all obligations thereunder, entered into a Credit Agreement (the “Credit Agreement”) with Kennedy Lewis Investment Management LLC (“KLIM”), acting for certain managed or advised funds and accounts, the other lenders from time to time party thereto, U.S. Bank Trust Company, National Association, as administrative agent, and U.S. Bank National Association, as collateral agent.

Term Loan Facility - The Credit Agreement provides for a $600 million senior secured term loan facility (the “Term Loan Facility”), with $550 million funded at closing and a $50 million delayed draw available for 12 months after closing, subject to an agreed draw schedule and funding conditions.

Revolving Credit Facility - The Credit Agreement permits that Hallador may obtain, on a post-closing basis, a revolving credit facility up to $75 million (the “Revolving Facility” and, together with the Term Loan Facility, the “Facilities”) from one or more commercial banks. The Revolving Facility will not be documented under, and does not otherwise form a part of, the Credit Agreement, but will be secured by a first-priority lien on the Hallador collateral under the Credit Agreement (senior to the lien securing the Term Loan Facility) and will be subject to an intercreditor agreement to be entered into between KLIM and the lender(s) under the Revolving Facility.

The Term Loan Facility matures three years following the Closing Date, subject to a two-year extension option, exercisable with KLIM's approval upon payment of an extension fee equal to 3.0% of the outstanding principal amount of the Term Loan Facility.

Closing date proceeds from the Facilities will be used to fund turbine purchases and refurbishment, gas plant expansion expenses, equipment acquisitions, project-cost reimbursements, transaction fees and expenses, repayment of the outstanding indebtedness under the Company’s existing $45 million delayed draw term loan and $75 million revolver with Texas Capital Bank, and general corporate purposes.

Before commercial operation of the applicable project (“COD”), borrowings under the Term Loan Facility bear interest at a rate of 3.5% per annum payable in cash, plus SOFR plus 4.50% per annum payable in kind (“PIK”). After COD, borrowings bear interest at SOFR plus 8.00% per annum, payable in cash. SOFR is subject to a 3.5% floor.

The Term Loan Facility obligations are secured by a first-priority perfected security interest in substantially all real and personal property of Hallador and Turtle Creek, including subsidiary equity interests, subject to customary exceptions and, upon establishment of the Revolving Facility, an intercreditor agreement to be entered into between KLIM and the lender(s) under the Revolving Facility.

Key financial terms include a 2.5% commitment fee, a 100% excess cash flow sweep commencing after COD, and a 1.35x minimum MOIC increasing to 1.50x upon extension. The Credit Agreement also contains financial covenants, including: (i) commencing with the test period ending December 31, 2026, minimum unrestricted cash of $10 million and a minimum 1.15x consolidated debt service coverage ratio, and (ii) commencing with the first full fiscal quarter after COD, a maximum consolidated leverage ratio of 9.00x for the first tested period and 8.00x for each period thereafter. The debt service coverage ratio and leverage ratio covenants are subject to customary equity cure rights (limited to two of any four consecutive fiscal quarters, and no more than three times over the term of the facility); the minimum unrestricted cash covenant is not subject to a cure right.

The Credit Agreement also contains customary affirmative and negative covenants and events of default, including limitations on liens, indebtedness, restricted payments, investments, and affiliate transactions, as well as mandatory prepayment requirements with respect to certain proceeds of future indebtedness.

The foregoing description of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, a copy of which is expected to be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2026.

Item 2.03 Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 7.01. Regulation FD Disclosure.

On September 17, 2026, Hallador Energy Company issued a press release announcing the transactions described in Item 1.01 above. A copy of such press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly stated in a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated September 17, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hallador Energy Company

September 17, 2026	By:	/s/ERIC VAN DEMAN
Eric Van Deman Chief Accounting Officer

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